Exhibit 99.1

Net1 Reports Closure of Hawks Investigation in South Africa

Johannesburg, November 12, 2015 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today provided an update on the investigation into allegations of corruption by the Serious Economic Offences Unit of the South African Police Service’s Directorate for Priority Crime Investigation (“the Hawks”).

During 2012, shortly after the award of the SASSA tender to the Company, certain media reports appeared in the South African press which alleged or implied that the SASSA tender process was tainted by corruption through bribes by or on behalf of our subsidiary, CPS.

On February 14, 2013, the Company filed an application pursuant to Section 34 of the South African Prevention of Corrupt Activities Act in South Africa with the South African Police Service. Section 34 deals with the reporting of suspected fraud, theft, extortion and forgery.

Matters reported under Section 34 are usually referred for investigation to the Hawks. Net1 filed the Section 34 application after it conducted its own internal investigation into the allegations contained in the South African press articles. The Company found no evidence substantiating any of the press allegations. Net1 then filed the Section 34 application to prompt the Hawks to conduct a wider investigation into the allegations because it did not have access to the personal financial records of the alleged perpetrators. A separate but similar complaint was lodged by the Democratic Alliance, the official opposition political party in South Africa.

The Company has now received a written notice from the Hawks, stating that both cases were investigated and brought before two separate prosecutors for decisions. As both prosecutors declined to prosecute these matters, the Hawks have closed the investigations and regard the matters as finalized.

“It is regrettable that a Company’s image can so easily be tarnished through irresponsible media reports,” said Dr. Serge Belamant, Chairman and CEO of Net1. “We are delighted to receive yet another vindication from the authorities regarding the scurrilous accusations leveled against us, in addition to the High Court, Appeals Court and Constitutional Court’s dismissals of the corruption allegations, the SEC’s recent non–prosecution notice and the dismissal of the class action lawsuit commenced in the United States District Court for the Southern District of New York. We hope that these findings send a message to the architects of these defamatory reports that justice will prevail,” he concluded.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com